1200 West Sam Houston Pkwy. N. Houston, Texas 77043 www.dresser-rand.com

For Immediate Release	NEWS RELEASE

Dresser-Rand Reports Fourth Quarter and Year 2007 EPS of $0.51 and $1.25, Respectively

HOUSTON, Feb. 26 /PRNewswire-FirstCall/ --

•	Operating income was $77.7 million and $197.1 million for the fourth quarter and year 2007, respectively
•	Net cash provided by operating activities was $216.0 million for 2007, an increase of 32% compared to 2006
•	Bookings for 2007 of $2,194.7 million increased 19% compared to bookings for 2006
•	Backlog as of December 31, 2007, increased 47% from December 31, 2006, to a record $1,859.3 million
•	All material weaknesses have been eliminated
•	2008 operating income guidance of $285 million to $315 million is reaffirmed

Results Summary ($ in millions, except per share data):
	Fourth Quarter		Year
	2007	2006	2007	2006
Total revenues	$520.1	$475.7	$1,665.0	$1,501.5
Operating income*	$77.7	$70.5	$197.1	$176.3
* Operating income includes:
Stock based compensation expense - exit units	-	$6.7	-	$23.6
Curtailment amendment	-	-	-	($11.8)
Income before income taxes	$69.1	$61.5	$167.6	$137.3
Net income	$43.8	$32.9	$106.7	$78.8
Diluted EPS	$0.51	$0.38	$1.25	$0.92
Shares used to compute diluted EPS (000)	85,724	85,464	85,586	85,453
Total bookings	$613.7	$556.2	$2,194.7	$1,838.9
Total backlog	$1,859.3	$1,267.4	$1,859.3	$1,267.4

Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $43.8 million, or $0.51 per diluted share, for the fourth quarter 2007. Net income was $32.9 million, or $0.38 per diluted share, for the fourth quarter 2006. Net income was $106.7 million, or $1.25 per diluted share, for 2007 compared to a net income of $78.8 million, or $0.92 per diluted share, for 2006.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “2007 was a year of record performance. Revenues increased 11%, operating income increased 12% and our year-end backlog was at a record level.

“Consistent with our expectation at the start of the fourth quarter, we experienced a strong recovery in our aftermarket bookings and shipments. Aftermarket bookings in the fourth quarter of 2007 increased approximately 16 percent over the fourth quarter of 2006.

“I am also pleased that our bargaining unit employees at our Painted Post, New York facility have returned to work after a 17 week work stoppage. They have chosen to return to work under the terms of the Company’s implemented last offer, which includes important changes to work rules and the elimination of future retiree healthcare benefits for certain employees. As previously reported, we had expected to be able to record a non-cash curtailment gain in 2007 in connection with the elimination of retiree heathcare benefits for certain employees. However, it has been determined that the benefit change as implemented represents a plan amendment. Therefore, the resulting curtailment amendment reduction of $18.6 million in the accumulated benefit obligation is expected to be amortized to income over 36 months beginning in January 2008.

“We enter 2008 with a backlog of approximately $1.9 billion, continuing strong markets and a well-defined business strategy focused on increased production and bolt-on acquisitions.”

Total revenues for the fourth quarter 2007 of $520.1 million increased $44.4 million or 9.3% compared to $475.7 million for the fourth quarter 2006. Total revenues for 2007 of $1,665.0 million increased $163.5 million or 10.9% compared to revenues of $1,501.5 million for 2006.

Operating income for the fourth quarter 2007 was $77.7 million. This compares to operating income of $70.5 million for the fourth quarter 2006. Fourth quarter 2007 operating income increased from the year ago quarter primarily due to higher sales partially offset by the adverse impact of a work stoppage at the Company’s Painted Post facility in New York State. The Company estimates the work stoppage reduced its operating income for the fourth quarter 2007 by approximately $14 million, which includes approximately $10 million higher costs principally for temporary workers and underabsorbed overhead and $4 million in margin related to deferred sales. Fourth quarter 2006 operating income was reduced by $6.7 million for stock-based compensation expense for exit units.

Operating income for 2007, was $197.1 million compared to $176.3 million for 2006. Operating income increased from the year ago period primarily due to higher sales which was partially offset by the work stoppage at the Painted Post facility and several unusual items. The Company estimates the work stoppage reduced its operating income for 2007 by approximately $34 million, which includes approximately $20 million higher costs principally for temporary workers and underabsorbed overhead and $14 million in margin related to deferred sales. As previously disclosed, in 2007, the Company also incurred several unusual items totaling $10.1 million including a litigation expense of $4.4 million to settle a claim on a project that was delivered in 1998 at the time of a plant closure; service unit expense of $3.4 million associated with the sale of First Reserve’s remaining ownership interest in the Company, and a legacy charge of $2.3 million from Ingersoll Rand relating to prior year workers’ compensation claims previously administered by Ingersoll Rand on the Company’s behalf. Operating income for 2006 included a net unusual charge of $11.8 million (stock-based compensation expense for exit units of $23.6 million partially offset by a curtailment amendment of $11.8 million).

Bookings for the fourth quarter 2007 were $613.7 million, which was $57.5 million or 10.3% higher than the fourth quarter 2006. Bookings for 2007 of $2,194.7 million was $355.8 million or 19.3% higher than bookings for 2006.

The backlog at the end of December 2007 of $1,859.3 million was 46.7% higher than the backlog at the end of December 2006 of $1,267.4 million.

New Units Segment

New unit revenues for the fourth quarter 2007 of $272.9 million compared to $248.6 million for the fourth quarter 2006. New unit revenues for 2007 of $813.5 million compared to $749.6 million for 2006. Overall demand for rotating equipment currently remains strong in all key markets.

New unit operating income was $22.5 million for the fourth quarter 2007 compared to operating income of $22.6 million for the fourth quarter 2006. This segment’s operating margin was 8.2% compared to 9.1% for the fourth quarter 2006. The decrease in this segment’s operating results was primarily attributable to the work stoppage at the Painted Post facility. The Company estimates the work stoppage reduced this segment’s fourth quarter 2007 operating income by approximately $6 million to $7 million and its operating margin by approximately 200 to 220 basis points.

New unit operating income was $56.4 million for 2007, compared to operating income of $47.3 million for 2006. This segment’s operating margin for 2007 was 6.9% compared to 6.3% for 2006. The increase from 2006 was attributable to higher sales partially offset by the the work stoppage at the Painted Post facility and the previously mentioned unusual items. The Company estimates the work stoppage and the unusual items reduced this segment’s 2007 operating income by approximately $19 million to $20 million and its operating margin by approximately 200 to 220 basis points for the year 2007.

Bookings for the fourth quarter 2007 of $348.5 million were 6.5% higher than bookings for the corresponding period in 2006. New unit bookings included a $44 million order for Total’s Pazflor floating production, storage and offloading (FPSO) project.

Bookings for 2007 of $1,321.5 million were 31.9% higher than the bookings for 2006.

The backlog at December 31, 2007 of $1,543.0 million was 57.2% above the $981.8 million backlog at December 31, 2006. This increase was due to continuing strong worldwide demand for rotating equipment.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the fourth quarter 2007 of $247.2 million compared to $227.1 million for the fourth quarter 2006. Aftermarket parts and services revenues for 2007 of $851.5 million compared to $751.9 million for 2006. While the market overall continues to be strong, revenues in 2007 have been affected adversely by the previously disclosed changes in the procurement process and a delay in budget appropriations for certain of the Company’s national oil company clients.

Aftermarket operating income for the fourth quarter 2007 of $70.5 million compared to $72.6 million for the fourth quarter 2006. This segment’s operating margin for the fourth quarter of 2007 of approximately 28.5% compared to 31.9% for the fourth quarter 2006. The decrease in this segment’s operating results was principally due to the the work stoppage at the Painted Post facility. The Company estimates the work stoppage reduced this segment’s fourth quarter 2007 operating income by approximately $7 million to $8 million and its operating margin by approximately 240 to 260 basis points.

Aftermarket operating income for 2007 was $213.8 million compared to $204.4 million for 2006. The increase in operating income from 2006 was attributable to higher sales for parts and services partially offset by the adverse impact of the work stoppage at the Painted Post facility and the previously mentioned unusual items. This segment’s operating margin for 2007 of approximately 25.1% compared to 27.2% for 2006. The Company estimates the work stoppage and the unusual items reduced this segment’s 2007 operating income by approximately $24 million to $25 million and its operating margin by approximately 220 to 240 basis points for the year 2007.

Bookings for the fourth quarter 2007 of $265.2 million were 15.9% above bookings for the corresponding period in 2006 of $228.8 million. Bookings for 2007 of $873.2 million were 4.4% above bookings for 2006 of $836.6 million. Bookings for 2007 have been affected adversely by previously disclosed changes in the procurement process and a delay in budget appropriations for certain of the Company’s national oil company clients. However, the bookings recovered in the latter half of the year.

The backlog at December 31, 2007 of $316.3 million compared to the backlog of $285.6 million at December 31, 2006.

Provision for Income Taxes

The provision for income taxes was $25.3 million and $60.9 million for the fourth quarter and the year 2007, respectively. The effective tax rates for the fourth quarter and year 2007 was 36.6% and 36.3%, respectively. The 2007 rate is slightly higher than the 35.0% U.S. federal statutory rate principally because of certain expenses, which are not a tax deduction, and state and local income taxes partially offset by lower tax rates in certain foreign tax jurisdictions and the United States manufacturing tax deduction. The provision for income taxes was $28.7 million and $58.5 million for the fourth quarter and the year 2006, respectively. The effective tax rates for the fourth quarter and year 2006 of 46.7% and 42.6%, respectively, were higher than the U.S. federal statutory rate. The fourth quarter rate was higher primarily because of the non-tax deductible, stock-based compensation expense recognized of approximately $6.7 million resulting from the vesting of exit units and adjustments to certain foreign income taxes. The year 2006 rate was higher because of the year’s total expense for exit units of $23.6 million, which are not tax deductible, and the fourth quarter adjustment to foreign taxes. In addition, the Company recorded a valuation allowance at one of its foreign subsidiaries earlier in the year because that subsidiary’s accumulated losses and related net operating loss carryforward caused management to conclude that it was more likely than not that the deferred tax asset would not be realized.

Liquidity and Capital Resources

As of December 31, 2007, cash and cash equivalents totaled $206.2 million and borrowing availability under the Company’s $500 million senior secured credit facility was $273.0 million, as $227.0 million was used for outstanding letters of credit.

In 2007, cash provided by operating activities was $216.0 million compared to $164.1 million in 2006. The increase of $51.9 million in net cash provided by operating activities was principally from changes in working capital and improved operating performance. In 2007, net capital investments totaled $26.0 million and the Company prepaid $137.2 million of its outstanding indebtedness under its senior secured credit facility. As of December 31, 2007, total debt was $370.5 million and total debt net of cash and cash equivalents was approximately $164.3 million.

In August 2007, the Company amended its senior secured credit facility. The amended credit facility is a five year, $500 million revolving credit facility. The amendment increased the size of the facility by $150 million, lowered borrowing costs 50 basis points to LIBOR plus 150 basis points at present leverage and extended the maturity date from October 29, 2009 to August 30, 2012. The amendment also reduced the commitment fee from 37.5 basis points to 30.0 basis points.

Internal Control Over Financial Reporting

Based on the evaluation performed, the Company concluded that its internal control over financial reporting as of December 31, 2007 was effective. Lonnie A. Arnett, Vice President, Controller and Chief Accounting Officer of Dresser-Rand, said, “Eliminating all of the previously disclosed material weaknesses is a great milestone for the Company and reflects the hard work and excellent team effort of many of our employees across the entire worldwide organization.”

Outlook

Demand for rotating equipment and aftermarket parts and services continues to be strong. The backlog of orders has continued to increase to record levels. At December 31, 2007, 77% of the backlog of $1,859.3 million is scheduled to ship in 2008.

Consistent with its previous guidance, the Company expects its 2008 operating income to be in the range of $285 million to $315 million and its first quarter 2008 operating income to be in the range of 10% to 12% of the total year. The Company expects its full year 2008 interest expense to be in the range of $30 million to $32 million and its effective tax rate to be approximately 36 percent.

Conference Call

The Company will discuss its fourth quarter 2007 results at its conference call on February 27, 2008 at 8:30 a.m. Eastern Time. A webcast presentation will be accessible contemporaneously. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 604-9673 in the U.S. and (719) 325-4862 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 11:30 a.m. Eastern Time on February 27, 2008 through 11:59 p.m.Eastern Time on March 5, 2008. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 7774713.

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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway and India, and maintains a network of 27 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include without limitation the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, businsess trends, executive compensation and other information that is not historical information. The words “anticipates,” “believes,” “expects,” “intends,” and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others. These and other risks are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Company Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income
($ in millions, except per share amounts)

	Fourth Quarter		Year
	2007	2006	2007	2006

Net sales of products	$272.9	$248.6	$1,339.5	$1,210.7
Net sales of services	247.2	227.1	325.5	290.8
Total revenues	520.1	475.7	1,665.0	1,501.5
Cost of products sold	315.3	278.9	989.5	900.5
Cost of services sold	64.8	55.8	226.6	197.3
Cost of sales	380.1	334.7	1,216.1	1,097.8
Gross profit	140.0	141.0	448.9	403.7
Selling and administrative expenses (fourth quarter and year 2006 include $6.7 and $23.6, respectively, of stock based compensation - exit units)	59.7	67.9	239.0	228.8
Research and development expenses	2.6	2.6	12.8	10.4
Curtailment amendment	-	-	-	(11.8)
Income from operations	77.7	70.5	197.1	176.3
Interest expense, net	(6.7)	(10.9)	(36.8)	(47.9)
Other income (expense), net	(1.9)	2.0	7.3	8.9
Income before income taxes	69.1	61.6	167.6	137.3
Provision for income taxes	25.3	28.7	60.9	58.5
Net income	$43.8	$32.9	$106.7	$78.8
Net income per common share-basic and diluted	$0.51	$0.38	$1.25	$0.92
Weighted average shares outstanding - (In Thousands)
Basic	85,482	85,464	85,470	85,453
Diluted	85,724	85,464	85,586	85,453

Dresser-Rand Group Inc.
Consolidated Segment Data
($ in millions)

	Fourth Quarter		Year
	2007	2006	2007	2006

Revenues
New units	$272.9	$248.6	$813.5	$749.6
Aftermarket parts and services	247.2	227.1	851.5	751.9
Total revenues	$520.1	$475.7	$1,665.0	$1,501.5

Gross profit
New units	$41.2	$42.7	$127.2	$108.6
Aftermarket parts and services	98.8	98.3	321.7	295.1
Total gross profit	$140.0	$141.0	$448.9	$403.7

Operating Income
New units	$22.5	$22.6	$56.4	$47.3
Aftermarket parts and services	70.5	72.6	213.8	204.4
Unallocated expense	(15.3)	(24.7)	(73.1)	(75.4)
Total operating income	$77.7	$70.5	$197.1	$176.3

Bookings
New units	$348.5	$327.4	$1,321.5	$1,002.3
Aftermarket parts and services	265.2	228.8	873.2	836.6
Total bookings	$613.7	$556.2	$2,194.7	$1,838.9

Backlog - ending
New units	$1,543.0	$981.8	$1,543.0	$981.8
Aftermarket parts and services	316.3	285.6	316.3	285.6
Total backlog	$1,859.3	$1,267.4	$1,859.3	$1,267.4

Dresser-Rand Group Inc.
Consolidated Balance Sheet
($ in millions)

	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$206.2	$146.8
Accounts receivable, less allowance for losses of $5.9 at 2007 and $6.1 at 2006	311.9	305.1
Inventories, net	265.3	183.0
Prepaid expenses	23.0	20.2
Deferred income taxes, net	19.3	13.9
Total current assets	825.7	669.0

Property, plant and equipment, net	216.7	223.1
Goodwill	447.5	410.5
Intangible assets, net	440.0	446.9
Other assets	21.0	21.8
Total assets	$1,950.9	$1,771.3

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$358.4	$303.7
Customer advance payments	239.9	137.4
Accrued income taxes payable	22.0	30.3
Loans payable	0.2	0.1
Total current liabilities	620.5	471.5
Deferred income taxes	48.4	26.6
Post employment and other employee benefit liabilities	80.6	113.7
Long-term debt	370.3	505.6
Other noncurrent liabilities	25.9	22.0
Total liabilities	1,145.7	1,139.4
Stockholders' equity
Common stock	0.9	0.9
Additional paid-in capital	527.3	518.8
Retained earnings	229.7	123.1
Accumulated other comprehensive income (loss)	47.3	(10.9)
Total stockholders' equity	805.2	631.9
Total liabilities and stockholders' equity	$1,950.9	$1,771.3

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flow
($ in millions)

	Year
	2007	2006
Cash flows from operating activities
Net income	$106.7	$78.8
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	49.3	50.4
Stock-based compensation	8.1	26.0
Deferred income taxes	(1.7)	14.1
Amortization of debt financing costs	6.9	5.7
Provision for losses on inventory	0.4	0.6
(Gain) loss on sale of property, plant and equipment	(0.6)	0.4
Curtailment amendment	-	(11.8)
Working capital and other
Customer advances	93.9	48.2
Accounts payable	30.1	6.3
Accounts receivable	2.4	(28.2)
Inventories	(71.6)	(35.2)
Other	(7.9)	8.8
Net cash provided by operating activities	216.0	164.1

Cash flows from investing activities
Capital expenditures	(23.7)	(19.7)
Acquisitions, net of cash	(8.1)	-
Proceeds from sales of property, plant and equipment	5.8	0.2
Net cash used in investing activities	(26.0)	(19.5)

Cash flows from financing activities
Payments of long-term debt	(137.2)	(100.1)
Payments for debt financing costs	(4.5)	-
Proceeds from long-term debt	0.5	-
Proceeds from exercise of stock options	0.4	-
Net cash used in financing activities	(140.8)	(100.1)
Effect of exchange rate changes on cash and cash equivalents	10.2	4.3
Net increase (decrease) in cash and cash equivalents	59.4	48.8
Cash and cash equivalents, beginning of the period	136.8	88.0

Cash and cash equivalents, end of period	$196.2	$136.8